UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CHEMICAL FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

March 5, 2010

CHEMICAL
FINANCIAL CORPORATIONSM

333 East Main Street
Midland, Michigan 48640

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 19, 2010

You are invited to attend the annual meeting of shareholders of Chemical Financial Corporation at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Monday, April 19, 2010, at 2:00 p.m. local time. At the meeting, we will:

1.	Elect thirteen directors;

2.	Ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2010; and

3.	Conduct any other business that may properly come before the meeting.

You may vote at the meeting and any adjournment of the meeting if you were a shareholder of record at the close of business on February 19, 2010.

Our 2009 Annual Report to Shareholders is enclosed with this Notice. Our proxy statement and enclosed proxy card are being sent to shareholders on and after March 5, 2010.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

David B. Ramaker
Chairman, Chief Executive Officer and President

Your vote is important to us.
Even if you plan to attend the meeting,
PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY OR
VOTE BY TELEPHONE OR THE INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 19, 2010.
Our Proxy Statement and Annual Report are available at www.edocumentview.com/chfc.

PROXY STATEMENT
Meeting Information
Time and Place of Meeting
Purpose of Meeting
How to Vote Your Shares
Who Will Solicit Proxies
Required Vote and Quorum
Election of Directors
Chemical Financial’s Board of Directors and Nominees for Election as Directors
Ratification of Appointment of Independent Registered Public Accounting Firm
Board Leadership Structure and Role in Risk Oversight
Committees of the Board of Directors
Board and Annual Meeting Attendance
Shareholder Nominations
Communicating with the Board
Ownership of Chemical Financial Common Stock
Five Percent Shareholders
Ownership of Chemical Financial Common Stock by Directors and Executive Officers
Director Compensation
2009 DIRECTOR COMPENSATION
Compensation Discussion and Analysis
Overview
Compensation Philosophy and Objectives
Elements of Compensation
Common Stock Ownership Guidelines
Impact of Accounting and Tax Treatment on Compensation
Executive Compensation
Summary of Executive Compensation
SUMMARY COMPENSATION TABLE
Equity-Based Awards and Values
Grants of Plan-Based Awards
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009
2009 OPTION EXERCISES AND STOCK VESTED
Pension Benefits in 2009
PENSION BENEFITS
Deferred Compensation
2009 NONQUALIFIED DEFERRED COMPENSATION
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Audit Committee Report
Related Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Transactions with Related Persons
Dividend Reinvestment Program Shares (Chemical Invest Direct)
Independent Registered Public Accounting Firm
Shareholder Proposals
Important Notice Regarding Delivery of Shareholder Documents
Important Notice of Internet Availability of Proxy Materials

CHEMICAL FINANCIAL CORPORATION
333 East Main Street
Midland, Michigan 48640

ANNUAL MEETING OF SHAREHOLDERS
April 19, 2010

PROXY STATEMENT

Meeting Information

Time and Place of Meeting

You are invited to attend the annual meeting of shareholders of Chemical Financial Corporation (“Chemical Financial” or the “Corporation”) that will be held on Monday, April 19, 2010, at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, at 2:00 p.m. local time.

This proxy statement and the enclosed proxy card are being furnished to you on and after March 5, 2010, in connection with the solicitation of proxies by Chemical Financial’s board of directors for use at the annual meeting. In this proxy statement, “we,” “us” and “our” refer to Chemical Financial, “you” and “your” refer to Chemical Financial shareholders, and “Chemical Bank” refers to Chemical Bank, Chemical Financial’s sole banking subsidiary.

Purpose of Meeting

The purpose of the annual meeting is to consider and vote upon the election of thirteen directors and to ratify the appointment of KPMG LLP as independent registered public accounting firm for 2010.

Your board of directors recommends that you vote FOR each of the nominees discussed in this proxy statement and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2010.

How to Vote Your Shares

You may vote at the meeting or by proxy, telephone or the Internet if you were a shareholder of record of Chemical Financial common stock on February 19, 2010. You are entitled to one vote per share of Chemical Financial common stock that you own on each matter presented at the annual meeting.

As of February 19, 2010, there were 23,902,519 shares of Chemical Financial common stock issued and outstanding.

Your shares will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. Chemical Financial Corporation also offers voting by telephone or the Internet. See the enclosed proxy for voting instructions. If you specify a choice, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each nominee for director named in this proxy statement and for the ratification of KPMG LLP as the independent registered public accounting firm for 2010. If other matters are presented at the annual meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

You may revoke your proxy at any time before it is exercised by:

•	delivering written notice to the Secretary of Chemical Financial; or

•	attending and voting at the annual meeting.

Who Will Solicit Proxies

Directors, officers and employees of Chemical Financial and its affiliates will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of Chemical Financial common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. Chemical Financial will pay all costs of solicitation of proxies. Chemical Financial has engaged Georgeson Shareholder Communications, Inc. at an estimated cost of $800, plus expenses, to assist in the distribution of these materials. Chemical Financial Corporation is also soliciting proxies by telephone and the Internet. See the enclosed proxy for instructions.

Required Vote and Quorum

A plurality of the shares voting at the annual meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

A majority of the votes cast by shareholders entitled to vote is required for the ratification of the appointment of KPMG LLP as independent registered public accounting firm for 2010. In counting votes cast on the matter, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain “routine” matters, such as ratification of the appointment of our independent auditors. However, because of a recent rule change, your broker no longer has discretionary authority to vote your shares in the election of directors. It is important that you promptly provide your broker with voting instructions if you want your shares voted in the election of directors.

A majority of the shares entitled to vote at the annual meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will be counted towards the quorum, even if you abstain from voting on some or all of the matters introduced at the meeting. Broker non-votes also count for quorum purposes.

Election of Directors

The board of directors presently consists of thirteen individuals. The term of office for each of the directors expires at the annual meeting each year.

Following a review and recommendation from the Corporate Governance and Nominating Committee, the board of directors proposes that the following nominees be elected as directors for terms expiring at the annual meeting of shareholders to be held in 2011:

Nominees

Gary E. Anderson
J. Daniel Bernson
Nancy Bowman
James A. Currie
Thomas T. Huff
Michael T. Laethem
Geoffery E. Merszei
Terence F. Moore
Aloysius J. Oliver
David B. Ramaker
Larry D. Stauffer
William S. Stavropoulos
Franklin C. Wheatlake

Each proposed nominee currently serves as a director of Chemical Financial for a term that will expire at this year’s annual meeting. The persons named in the enclosed proxy card intend to vote for the election of the thirteen nominees listed above. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named above.

Biographical information is presented below concerning the current directors and nominees for director of Chemical Financial. All current directors and nominees for director, except David B. Ramaker, qualified as independent directors as defined by the Sarbanes-Oxley Act of 2002 and applicable Nasdaq Stock Market® listing standards, including such definitions applicable to each committee of the board of directors upon which he or she serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between directors and Chemical Bank. Except as otherwise indicated, each nominee has had the same principal occupation and employment during the past five years.

Chemical Financial’s Board of Directors and Nominees for Election as Directors

Gary E. Anderson, age 64, has served as a director of Chemical Financial since January 2005 and is a member of the Audit Committee and Chairman of both the Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Anderson has been a director of Chemical Bank since January 2001. Mr. Anderson was appointed as Lead Independent Director of the Corporation in April 2006. Mr. Anderson is retired Chairman of the board of the Dow Corning Corporation (Dow Corning). Mr. Anderson joined Dow Corning, a diversified company specializing in the development, manufacture and marketing of silicones and related silicon-based products, in 1967 and served in various executive capacities for over 25 years, including Chairman, President and Chief Executive Officer, retiring as Chairman on December 31, 2005. On May 15, 1995, Dow Corning voluntarily filed a petition under Chapter 11 of the United States Bankruptcy Code in connection with litigation pertaining to product liability for breast implants, and emerged from bankruptcy in June 2004. Mr. Anderson has served as a director of Eastman Chemical Company since August 2007. In nominating Mr. Anderson, the Corporate Governance and Nominating Committee considered as important factors Mr. Anderson’s extensive experience in leading a large, regionally diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his familiarity with financial statements of large business organizations, and his experience in the areas of corporate finance, corporate governance and executive compensation.

J. Daniel Bernson, age 68, has served as a director of Chemical Financial since January 2001 and is a member of the Audit, Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Bernson served as a director of Chemical Bank Shoreline (merged into Chemical Bank on December 31, 2005) from July 1999 through December 31, 2005. Mr. Bernson became a director of Chemical Bank on January 1, 2006. Mr. Bernson is Vice Chairman of The Hanson Group, St. Joseph, Michigan, a holding company with diversified business interests in southwest Michigan, including Hanson Mold, Hanson Logistics, Eagle Technologies Group, Hanson Xpress and Hanson Transportation Management Services. Mr. Bernson was President of The Hanson Group from 1988 until December 2006 and Chief Executive Officer from April 2004 until December 2006. Mr. Bernson became Vice Chairman of The Hanson Group upon his retirement as President and Chief Executive Officer in December 2006. In nominating Mr. Bernson, the Corporate Governance and Nominating Committee considered as important factors Mr. Bernson’s extensive experience in leading a diversified business organization, his familiarity with an important market area in which Chemical Financial competes, his historical experience with Shoreline Financial Corporation, whose operations now comprise a significant portion of Chemical Financial’s operations, and his experience in the corporate finance and financial needs of an organization that is typical of many of Chemical Financial’s customers.

Nancy Bowman, age 58, has served as a director of Chemical Financial since January 2003 and is a member of the Audit and Compensation and Pension Committees. Ms. Bowman served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from 1982 through December 31, 2005. Ms. Bowman became a director of Chemical Bank on January 1, 2006. Ms. Bowman is also a community advisory board member. Ms. Bowman is a certified public accountant and co-owner of Bowman & Rogers, PC, an accounting and tax services company located in Lake City, Michigan. In nominating Ms. Bowman, the Corporate Governance and Nominating Committee considered as important factors Ms. Bowman’s education as a certified public accountant, her expertise in the preparation and examination of financial statements, her familiarity with an important market area in which Chemical Financial competes, and her experience in owning and managing the financial needs of a smaller business that is typical of many of Chemical Financial’s customers.

James A. Currie, age 51, has been a director of Chemical Financial since August 1993 and is a member of the Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Currie has served as a director of Chemical Bank since February 1992. Mr. Currie is an investor. In nominating Mr. Currie, the Corporate Governance and Nominating Committee considered as important factors Mr. Currie’s experience in investing and investment vehicles, his familiarity with an important market area in which Chemical Financial competes, and his experience in the business and financial needs of typical investment customers of Chemical Financial.

Thomas T. Huff, age 67, has served as a director of Chemical Financial since January 2004 and is a member of the Audit and Compensation and Pension Committees. Mr. Huff served as a director of Chemical Bank Shoreline (merged into Chemical Bank on December 31, 2005) from 1986 through December 31, 2005. Mr. Huff became a director of Chemical Bank on January 1, 2006 and is also a community advisory board member. From 1987 to 2002, Mr. Huff was a senior partner with the Varnum, Riddering, Schmidt and Howlett law firm. Mr. Huff is owner of Peregrine Realty LLC (a real estate development company) and Peregrine Restaurant Group LLC (owner of London Grill restaurants), and continues to practice law in Kalamazoo, Michigan. In nominating Mr. Huff, the Corporate Governance and Nominating Committee considered as important factors Mr. Huff’s education and experience as a practicing attorney, his experience in real estate development, his familiarity with an important market area in which Chemical Financial competes, his historical experience with Shoreline

Financial Corporation, whose operations now comprise a significant portion of Chemical Financial’s operations, and his experience in the business and financial needs of a professional practice similar to many of Chemical Financial’s customers.

Michael T. Laethem, age 51, has served as a director of Chemical Financial since January 1, 2006 and became a member of the Corporate Governance and Nominating Committee in 2010. Mr. Laethem has served as a director of Chemical Bank since January 2001 and is also a community advisory board member. Mr. Laethem served as a director of Chemical Bank Thumb Area (merged into Chemical Bank on December 31, 2000) from 1993 through December 31, 2000. Mr. Laethem is a certified public accountant and is also President of Farm Depot, Ltd, a company that purchases, sells and leases farm equipment, in Caro, Michigan. In nominating Mr. Laethem, the Corporate Governance and Nominating Committee considered as important factors Mr. Laethem’s education as a certified public accountant, his expertise in the examination of financial statements, his familiarity with an important market area in which Chemical Financial competes, his experience in agribusiness, and his experience in operating a small business and satisfying the financial needs of a business that is typical of many of Chemical Financial’s customers.

Geoffery E. Merszei, age 58, has served as a director of Chemical Financial and Chemical Bank since January 1, 2006 and is a member of the Audit and Corporate Governance and Nominating Committees. Mr. Merszei is Executive Vice President of The Dow Chemical Company (Dow), President of Dow Europe, Middle East and Africa and Chairman of Dow Europe. Dow is a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Merszei joined Dow in 1977 as a credit manager and progressed through various roles in the finance organization of the company, becoming Vice President and Treasurer in 1996. Mr. Merszei left Dow in 2001 and became Executive Vice President and Chief Financial Officer of Alcan Inc., a diversified company specializing in the production of aluminum, a provider of packaging, and metal trading. Mr. Merszei left Alcan Inc. and returned to Dow in July 2005. Mr. Merszei served as Executive Vice President and Chief Financial Officer of Dow from July 2005 until December 1, 2009, when he became Executive Vice President, President of Dow Europe, Middle East and Africa and Chairman of Dow Europe. Mr. Merszei served as a member of the board of directors of Dow from July 2005 until December 31, 2009. In nominating Mr. Merszei, the Corporate Governance and Nominating Committee considered as important factors Mr. Merszei’s education in corporate finance, his extensive experience in leading the finances and financial statement disclosure of a large, geographically diverse publicly-held corporation, and his experience and familiarity with financial statements, audit committees and corporate governance of large publicly-held corporations.

Terence F. Moore, age 66, has served as a director of Chemical Financial since January 1998 and is Chairman of the Audit Committee and a member of the Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Moore has served as a director of Chemical Bank since February 1991. Mr. Moore is President Emeritus of MidMichigan Health, Midland, Michigan, a health care organization operating in central and northern Michigan. Mr. Moore served as President and Chief Executive Officer of MidMichigan Health from 1982 until his retirement in June 2008. From 1977 to 1984, Mr. Moore was President and Chief Executive Officer of MidMichigan Medical Center in Midland, which is MidMichigan Health’s largest subsidiary. In nominating Mr. Moore, the Corporate Governance and Nominating Committee considered as important factors Mr. Moore’s experience in leading a large, geographically diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his experience in the health care and life sciences industries, and his familiarity with financial statements of large business organizations.

Aloysius J. Oliver, age 69, has served as a director of Chemical Financial since January 1997 and served as Chairman of its board of directors from January 2002 until May 1, 2004. Mr. Oliver is a member of the Audit, Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Oliver previously served as President and Chief Executive Officer of Chemical Financial from January 1997 until his retirement on December 31, 2001. Before being appointed President and Chief Executive Officer of Chemical Financial, Mr. Oliver served as Executive Vice President and Secretary from January 1985 to December 1996. Mr. Oliver joined Chemical Bank in 1957 and served in various management capacities. Mr. Oliver became Vice President and Cashier of Chemical Bank in 1975, Secretary to the board of directors in 1979 and Senior Vice President in 1981. Mr. Oliver became a director of Chemical Bank in August 1996. In nominating Mr. Oliver, the Corporate Governance and Nominating Committee considered as important factors Mr. Oliver’s leadership of, extensive service to and familiarity with Chemical Financial, his extensive experience in the banking industry, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, and his familiarity with the various market areas in which Chemical Financial competes.

David B. Ramaker, age 54, is Chairman, Chief Executive Officer and President of Chemical Financial. Mr. Ramaker was appointed Chief Executive Officer and President in January 2002 and Chairman in April 2006. Mr. Ramaker has been a director of Chemical Financial since October 2001. Mr. Ramaker also serves as Chairman, Chief Executive Officer and President of Chemical Bank. Mr. Ramaker joined Chemical Bank as Vice President on November 29, 1989. Mr. Ramaker became President of Chemical Bank Key State (consolidated into Chemical Bank) in October 1993. Mr. Ramaker became

President and a member of the board of directors of Chemical Bank in September 1996 and Executive Vice President and Secretary to the board of Chemical Financial and Chief Executive Officer of Chemical Bank on January 1, 1997. Mr. Ramaker served as Chief Executive Officer and President of Chemical Bank until December 31, 2001. He resumed these positions on January 1, 2006. Mr. Ramaker became Chairman of the board of Chemical Bank in January 2002. During the last five years, Mr. Ramaker has served as a director of all of the Corporation’s subsidiaries. Mr. Ramaker is also a member of the Executive Management Committee of Chemical Financial. In nominating Mr. Ramaker, the Corporate Governance and Nominating Committee considered as important factors Mr. Ramaker’s leadership of, service to and familiarity with Chemical Financial, his extensive experience in the banking industry, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, and his familiarity with the various market areas in which Chemical Financial competes.

Larry D. Stauffer, age 64, has served as a director of Chemical Financial and Chemical Bank since January 1, 2006 and became a member of the Compensation and Pension Committee in 2010. Mr. Stauffer served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from May 2004 through December 31, 2005. Mr. Stauffer is also a community advisory board member. Mr. Stauffer served from 1984 to November 2007 as President of Auto Paint Inc. and Auto Wares Tool Company, both divisions of Auto Wares Inc., an automotive parts distribution company that serves the Midwest section of the United States, headquartered in Grand Rapids, Michigan. In November 2007, Mr. Stauffer became an employee consultant of Auto Wares Inc. In nominating Mr. Stauffer, the Corporate Governance and Nominating Committee considered as important factors Mr. Stauffer’s experience in leading a geographically diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his experience in the automotive industry, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial’s customers.

William S. Stavropoulos, age 70, has been a director of Chemical Financial since August 1993 and a director of Chemical Bank since April 1992. Mr. Stavropoulos is a member of the Audit, Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Stavropoulos is retired Chairman of the board of directors of The Dow Chemical Company (Dow), a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Stavropoulos joined Dow in 1967 and served in various senior management positions. Mr. Stavropoulos was named President of Dow Latin America in 1984, Group Vice President in 1987, Vice President in 1990, President of Dow U.S.A. in 1990, Senior Vice President in 1991, President and Chief Operating Officer in 1993, Chief Executive Officer in November 1995 and Chairman of the board of directors in November 2000. Mr. Stavropoulos was a member of the board of directors of Dow from July 1990 to March 2006. Mr. Stavropoulos served as President and Chief Executive Officer of Dow from 1995 to 2000 and was reappointed to that position in December 2002. In November 2003, Mr. Stavropoulos relinquished the position as President, in November 2004 he relinquished the position as Chief Executive Officer and he retired as Chairman of Dow on April 1, 2006. Mr. Stavropoulos is Chairman Emeritus of Dow. Mr. Stavropoulos has served as a director of Maersk Inc. since July 2002, Teradata Corporation since September 2007 and Tyco International, Inc. since March 2007 and a trustee of the Fidelity Group of Funds since January 2001. In nominating Mr. Stavropoulos, the Corporate Governance and Nominating Committee considered as important factors Mr. Stavropoulos’ extensive experience in leading a large, geographically diverse publicly-held corporation, his familiarity with the issues relating to executive compensation and corporate governance at publicly-held corporations, his experience with audit, nominating and compensation committees of boards of directors, his extensive experience and familiarity with financial statements and financial disclosure of large, publicly-held corporations, and his familiarity with an important market area in which Chemical Financial competes.

Franklin C. Wheatlake, age 62, has served as a director of Chemical Financial and Chemical Bank since January 1, 2006 and is a member of the Audit and Compensation and Pension Committees. Mr. Wheatlake served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from 2001 through December 31, 2005. Mr. Wheatlake is Chairman of Utility Supply and Construction Company, a company that provides supply chain, material distribution, logistics support and construction services to the electric and gas utility industry, and a dealer/principal of Crossroads Chevrolet, an automobile/light truck dealership, both located in Reed City, Michigan. In nominating Mr. Wheatlake, the Corporate Governance and Nominating Committee considered as important factors Mr. Wheatlake’s experience in leading a diverse business organization, his familiarity with an important market area in which Chemical Financial competes, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial’s customers.

Your Board of Directors recommends that you vote
FOR the election of all nominees as directors.

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Corporation and its subsidiary and the effectiveness of internal control over financial reporting for the year ending December 31, 2010, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2010.

More information concerning the relationship of the Company with its independent registered public accounting firm appears below under the headings “Audit Committee,” “Audit Committee Report” and “Independent Registered Public Accounting Firm.”

If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider a change of the independent registered public accounting firm for the next year.

Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders on April 19, 2010, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Your Board of Directors and Audit Committee, which consists entirely of independent directors, recommend that you vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm.

Board Leadership Structure and Role in Risk Oversight

Currently, Chemical Financial’s Chief Executive Officer also serves as Chairman of the board of directors, in conjunction with a Lead Independent Director. The board of directors has determined that this dual structure is appropriate for Chemical Financial due to the size of Chemical Financial relative to other companies. The board of directors also believes it is more efficient and effective to have the Chief Executive Officer also fill the role of Chairman. The board of directors believes this structure is appropriate from a governance perspective due to the extensive regulatory supervision exercised by bank examiners and other regulatory authorities. Chemical Financial has an independent director serving as the chairperson of each significant board committee, and only one member of management serves on Chemical Financial’s board of directors.

The duties and responsibilities of the Lead Independent Director include: (i) acting as a liaison and channel for communication between the Chief Executive Officer and the independent directors; (ii) providing leadership to ensure the board works cohesively and independently and during times of crisis; (iii) advising the Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from Chemical Financial’s management to the independent directors; (iv) being available as a resource to consult with the Chief Executive Officer and other board members on corporate governance practices and policies; (v) together with management where appropriate, considering questions of conflicts of interest of the Chief Executive Officer and other board members; (vi) coordinating the assessment of board committee structure, organization and charters and evaluating the need for change, as well as committee membership; (vii) together with the chairperson of the Corporate Governance and Nominating Committee, interviewing all board candidates and making recommendations concerning such candidates; (viii) serving as non-executive chairperson in the event of incapacitation of the Chief Executive Officer; (ix) coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer; (x) ensuring the appropriate segregation of duties between board members and management; (xi) suggesting agenda items for board meetings; and (xii) together with the chairperson of the Compensation and Pension Committee, communicating the board’s evaluation of the performance of the Chief Executive Officer.

Chemical Financial has appointed a Risk Management Committee of the board of directors. The Risk Management Committee is composed entirely of independent directors. The Risk Management Committee is responsible for oversight of Chemical Financial’s risk management strategies, except to the extent that specific responsibilities have been delegated to other board committees. If responsibilities are delegated to other board committees, the Risk Management Committee reviews the work of such other committees to ensure coordination among the committees and that all appropriate risks are monitored.

Committees of the Board of Directors

Among others, the board of directors has established the following three standing committees:

•	Audit Committee

•	Compensation and Pension Committee

•	Corporate Governance and Nominating Committee

Audit Committee.  The Audit Committee of the Corporation serves in a dual capacity as the Audit Committee of the Corporation and Chemical Bank. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee oversees the accounting and financial reporting processes on behalf of the boards of directors of the Corporation and Chemical Bank. The Audit Committee oversees the audit of the financial statements and is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by the Corporation. The Audit Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Audit Committee is comprised solely of independent directors as defined by the Sarbanes-Oxley Act of 2002 and The Nasdaq Stock Market® listing standards. The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the Audit Committee. The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. The Audit Committee met seven times during 2009. During 2009, the Audit Committee was composed of Mr. Moore, Chairman, Ms. Bowman and Messrs. Anderson, Bernson, Huff, Merszei, Oliver, Stavropoulos and Wheatlake. Messrs. Anderson, Bernson, Merszei, Moore, Oliver and Stavropoulos are considered “audit committee financial experts” as defined by the Securities and Exchange Commission (SEC).

Compensation and Pension Committee.  The Compensation and Pension Committee reviews salaries, bonuses and other compensation of all officers of Chemical Financial and Chemical Bank, administers Chemical Financial’s share-based compensation plans, makes recommendations to the board of directors regarding the grants of share-based compensation awards under these plans, and annually reviews the Corporation’s benefit programs, including the pension, supplemental pension, nonqualified deferred compensation and 401(k) savings plans. All share-based compensation plans outstanding have been approved by the Corporation’s shareholders. The Compensation and Pension Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Compensation and Pension Committee is comprised solely of independent directors as defined by The Nasdaq Stock Market® listing standards. The Compensation and Pension Committee met three times during 2009. During 2009, the Compensation and Pension Committee was composed of Mr. Anderson, Chairman, Ms. Bowman and Messrs. Bernson, Currie, Huff, Moore, Oliver, Stavropoulos and Wheatlake.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee oversees the Corporation’s corporate governance responsibilities on behalf of the board of directors and is responsible for the identification and recommendation of individuals qualified to become members of the board of directors for each vacancy that occurs and for each election of directors at an annual meeting of shareholders. The Corporate Governance and Nominating Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Corporate Governance and Nominating Committee met twice during 2009. All members of the Corporate Governance and Nominating Committee are independent as defined by The Nasdaq Stock Market® listing standards. During 2009, the Corporate Governance and Nominating Committee was composed of Mr. Anderson, Chairman, and Messrs. Bernson, Currie, Merszei, Moore, Oliver and Stavropoulos.

Board and Annual Meeting Attendance

During 2009, the Chemical Financial board of directors held five regular meetings and five special meetings. All of the directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year (during the periods that they served). The Corporation has a policy that requires all members of and nominees to the board of directors to attend the annual meeting each year. All of the directors serving at April 20, 2009 attended the Corporation’s 2009 annual meeting held on that date, except for Mr. Stavropoulos.

Shareholder Nominations

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third-party search firms and other sources. Shareholders may recommend individual nominees for consideration by the Corporate Governance and Nominating Committee by communicating with the committee as described under the heading “Communicating with the Board.” The Corporate Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation. The goal of the Corporate Governance and Nominating Committee is to nominate a slate of individuals who will reflect the communities in which Chemical Financial operates and the customers that Chemical Financial serves. In evaluating the skills and characteristics required of board members, the committee considers factors such as business and industry experience, publicly held company experience, education, potential conflicts of interest, independence, character and integrity, gender, race, national origin, ability to devote sufficient time to board service, familiarity with the market area, and capacity to represent the balanced, best interests of the shareholders as a group.

Direct shareholder nominations may only be made by sending a notice to the Secretary of Chemical Financial that sets forth:

•	the name, age, business address and residence address of each nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Chemical Financial common stock beneficially owned by each nominee;

•	a statement that each nominee is willing to be nominated and to serve if elected; and

•	such other information concerning each nominee as would be required to be provided in a proxy statement soliciting proxies for the election of each nominee.

You must send this notice to the Secretary of Chemical Financial not less than 120 days before the date of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors. The Corporate Governance and Nominating Committee will evaluate and consider every nominee so proposed by a shareholder and report each such nomination and the Committee’s recommendation to the full board of directors. The Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees. In considering possible candidates for election as a director, the Committee and the other directors will be guided by applicable rules and regulations, any specific criteria established by the Committee and the following criteria:

Each candidate should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience that would be of particular importance to the Corporation in the performance of the duties of a director;

•	have sufficient time available to devote to the affairs of the Corporation in order to carry out the responsibilities of a director; and

•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

Communicating with the Board

Shareholders and interested parties may communicate with members of Chemical Financial’s board of directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Joseph Torrence, Senior Vice President, Director of Human Resources, Chemical Financial Corporation, 333 E. Main Street, Midland, Michigan 48640. All correspondence will be forwarded directly to the applicable members of the board of directors.

Ownership of Chemical Financial Common Stock

Five Percent Shareholders

Listed below are the only entities known by management to have been the beneficial owners of more than 5% of the outstanding shares of Chemical Financial common stock as of December 31, 2009.

	Amount and Nature of Beneficial Ownership
	of Common Stock(1)
	Sole	Shared	Sole	Shared	Total
Name and Address of	Voting	Voting	Dispositive	Dispositive	Beneficial	Percent
Beneficial Owner	Power	Power	Power	Power(2)	Ownership	of Class

Dimensional Fund Advisors LP(3) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,794,359	—	1,831,334	—	1,831,334	7.6%
Chemical Bank(4) Trust Department 333 E. Main Street Midland, MI 48640	1,629,666	—	1,705,320	118,147	1,823,467	7.6%
Franklin Advisory Services, LLC and Affiliates(5) One Parker Plaza, 9th Floor Fort Lee, NJ 07024	1,279,959	—	1,335,059	—	1,335,059	5.5%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	1,219,697	—	1,219,697	—	1,219,697	5.1%

Ownership of Chemical Financial Common Stock by Directors and Executive Officers

The following table sets forth information concerning the number of shares of Chemical Financial common stock held as of December 31, 2009, by each of Chemical Financial’s directors and nominees for director, each of the named executive officers who are included in the Summary Compensation Table, and all of Chemical Financial’s directors, nominees for director and executive officers as a group:

	Amount and Nature of Beneficial Ownership
	of Common Stock(1)
		Shared
	Sole Voting	Voting or		Stock Options	Total
Name of	and Dispositive	Dispositive		Exercisable	Beneficial		Percent
Beneficial Owner	Power	Power(2)		Within 60 Days	Ownership		of Class

G.E. Anderson	7,910	8,499			16,409		*
J.D. Bernson		20,903			20,903		*
N.A. Bowman	2,040				2,040		*
J.A. Currie	118,104	27,399	(7)		145,503	(7)	*
L.A. Gwizdala		12,531		32,957	45,488		*
T.T. Huff	12,832				12,832		*
K.W. Johnson	2,924			17,683	20,607		*
T.W. Kohn	24,149	8,034		28,107	60,290		*
M.T. Laethem		2,337			2,337		*
G.E. Merszei		8,745			8,745		*
T.F. Moore		13,580			13,580		*
A.J. Oliver	109,391				109,391		*
D.B. Ramaker	801	18,073		78,238	97,112		*
L.D. Stauffer		3,514			3,514		*
W.S. Stavropoulos	8,719	300,000	(8)		308,719	(8)	1.3%
J.E. Tomczyk	2,214	1,623		26,505	30,342		*
F.C. Wheatlake		82,294			82,294		*
All directors and executive officers as a group	293,291	519,052	(9)	209,600	1,021,943	(9)	4.2%

*	Less than 1%.

(1)	The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that, under applicable regulations, are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities through the Trust and Investment Management Services Department (Trust Department) of Chemical Bank are not included unless otherwise indicated. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Trust Department in fiduciary capacities.

(2)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship. Shares held in fiduciary capacities by the Trust Department of Chemical Bank are not included unless otherwise indicated. The directors and officers of Chemical Financial may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by Chemical Bank to some degree, but disclaim beneficial ownership of these shares.

(3)	This information is based on information filed with the Securities and Exchange Commission on Schedule 13G dated February 8, 2010. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional or its subsidiaries possess investment and/or voting power over the shares of Chemical Financial common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. Dimensional disclaims beneficial ownership of such shares.

(4)	This entity is the Trust Department of Chemical Bank. These numbers consist of certain shares held in various fiduciary capacities through the Trust Department of Chemical Bank. Chemical Bank also holds in various fiduciary capacities a total of 1,588,895 shares of Chemical Financial common stock over which it does not have voting or dispositive power and which are not included in these numbers. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Trust Department in a fiduciary capacity. Chemical Bank has a Trust Committee which reviews the fiduciary activities of the bank and has overall responsibility for evaluating and approving the fiduciary policies of the bank. The Trust Committee met five times in 2009 and during 2009 was composed of Mr. Ramaker, Chairman, Ms. Bowman and Messrs. Anderson, Currie, Huff, Merszei, Moore and Wheatlake.

(5)	This information is based on information filed with the Securities and Exchange Commission on Schedule 13G dated February 4, 2010. The Schedule 13G indicates 1,335,059 shares of Chemical Financial common stock are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of Franklin Advisory Services, LLC, a direct or indirect subsidiary of Franklin Resources, Inc. The filing also indicates that certain affiliates of Franklin Advisory Services, LLC, including Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr., each located at One Franklin Parkway, San Mateo, California 94403, may each be deemed to also beneficially own the 1,335,059 shares reported by Franklin Advisory Services, LLC, but disclaims such beneficial ownership.

(6)	This information is based on information filed with the Securities and Exchange Commission on Schedule 13G dated January 29, 2010. The Schedule 13G indicates 1,219,697 shares of Chemical Financial common stock are beneficially owned by BlackRock, Inc., an investment management firm. In its role as investment advisor or manager, BlackRock, Inc. possesses investment and/or voting power over these shares of Chemical Financial common stock and may be deemed to be the beneficial owner of these shares held.

(7)	These numbers include 9,000 shares owned by the James A. Currie Foundation as of December 31, 2009. Mr. Currie is President, Treasurer and a trustee of that foundation. Mr. Currie has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

(8)	These numbers include 300,000 shares owned by the Rollin M. Gerstacker Foundation as of December 31, 2009. Mr. Stavropoulos is a trustee of that foundation. Mr. Stavropoulos has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

(9)	These numbers include the shares described in notes 7 and 8 above.

Director Compensation

During 2009, Chemical Financial compensated its directors who were not employees of Chemical Financial or its subsidiary, Chemical Bank, with an annual retainer of $20,000, at the rate of $750 for every board and Audit Committee meeting attended and at the rate of $550 for all other committee meetings attended. In addition, during 2009, non-employee directors of Chemical Financial were compensated at a rate of $750 for every Chemical Bank Loan Committee meeting attended and $550 for all other Chemical Bank committee meetings attended. In 2009, community advisory directors were compensated with an annual retainer fee of $2,500 and at the rate of $200 for every meeting attended. Employees of Chemical Financial or Chemical Bank do not receive any compensation for serving on, or attending meetings of, the board of directors of Chemical Financial or Chemical Bank or any community advisory board or meetings of any of their committees.

On April 21, 2008, the shareholders approved the Chemical Financial Corporation Directors’ Deferred Stock Plan (DDSP), authorizing the issuance of up to 400,000 shares of Chemical Financial common stock. The DDSP provides benefits to non-employee directors of Chemical Financial in the form of an equity retainer that is required to be deferred annually and invested in stock units representing shares of Chemical Financial common stock. The equity retainer is 50% of the annual retainer of each non-employee director, or such greater percentage as determined by the board of directors. The annual retainer is a lump sum amount paid to each non-employee director for the director’s service throughout the year to Chemical Financial and its shareholders. For 2009, the annual retainer paid to each non-employee director was $20,000, of which the equity retainer was $10,000. The difference between the annual retainer and the equity retainer is the cash retainer. The DDSP allows each non-employee director to voluntarily defer the cash retainer and/or all director and community advisory fees and invest in stock units representing shares of Chemical Financial common stock. The amount of the annual retainer, director and community advisory fees contributed to the DDSP are vested immediately. The deferral election must be made before the beginning of a plan year. The DDSP is an unfunded supplemental nonqualified deferred compensation plan that complies with Internal Revenue Code Section 409A.

The equity retainer and any cash retainer voluntarily contributed to the DDSP are converted to stock units on the date paid. Any director and community advisory fees that are voluntarily contributed to the DDSP are converted to stock units on the date Chemical Financial pays its next quarterly cash dividend. The number of stock units credited to each participating director’s account is determined by dividing the dollar amount of the equity retainer and any deferred cash retainer by the market value of a single share of Chemical Financial common stock on the date the annual retainer is paid, and by dividing the dollar amount of any director and community advisory fees by the market value of a single share of Chemical Financial common stock on the next quarterly cash dividend payment date. Each participating director’s account is also credited with dividend equivalents on each date Chemical Financial pays cash dividends. Dividend equivalents are a number of stock units equal to the number of shares of common stock that have a market value equal to the amount of any cash dividends that would have been paid to a shareholder owning the number of shares of common stock represented by stock units in a participating director’s account on each cash dividend payment date.

Distributions will be made in common stock of Chemical Financial equal to the number of stock units in the participating director’s account. Any fractional shares will be paid in cash. Distributions will not be made until a director retires or terminates service as a director or upon the death of the director or a change in control of Chemical Financial. For common stock issued upon a director’s retirement from or termination of service, the director has a choice to receive the shares in a lump sum or in five annual installments. A director must make an irrevocable election between the lump sum and five annual installments at the time the director begins participating in the DDSP. The election is irrevocable and applies to all future deferral elections. Upon a change of control of Chemical Financial or death of the director, shares will be issued in a lump sum. Chemical Financial may also permit a distribution to a participating director due to an unforeseeable emergency.

Messrs. Bernson, Laethem and Stauffer were the only directors during 2009 that made voluntary contributions to the DDSP.

The board of directors adopted the Chemical Financial Corporation Plan for Deferral of Directors’ Fees in 1982 (prior plan). The prior plan was available to all directors of Chemical Financial and its subsidiaries who receive fees, including community advisory directors through December 31, 2008. Effective December 31, 2008, the prior plan was closed to new participants. Under the prior plan, directors and community advisory directors that participate in the prior plan must elect before December 31 of each year to defer either 50% or 100% of fees to be earned in the following year. Those fees will be paid out in any number of calendar years from one to ten commencing during or following the year the director ceases to be a director or the year after the director attains age 70. During the deferral period, the prior plan provides that the Corporation shall accrue to the directors or community advisory directors interest on the accumulated amount of deferred fees at the rate paid by Chemical Bank on a variable rate money market savings account. Mr. Stauffer was the only director of the Corporation who elected to defer any compensation under the prior plan during 2009. As of December 31, 2009, Ms. Bowman and Mr. Stauffer were the only Chemical Financial directors who were participants in the prior plan.

2009 DIRECTOR COMPENSATION

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation(3)	Total

Gary E. Anderson	$37,000	$10,000					$47,000
J. Daniel Bernson	37,600	10,000					47,600
Nancy Bowman	32,000	10,000					42,000
James A. Currie	26,100	10,000					36,100
Thomas T. Huff	40,650	10,000					50,650
Michael T. Laethem	31,150	10,000					41,150
Geoffery E. Merszei	26,950	10,000					36,950
Terence F. Moore	38,700	10,000					48,700
Aloysius J. Oliver	37,600	10,000					47,600
Larry D. Stauffer	30,600	10,000					40,600
William S. Stavropoulos	26,950	10,000					36,950
Franklin C. Wheatlake	36,500	10,000					46,500

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including the cash retainer, committee and/or chairmanship fees, and meeting and community advisory fees, including any fees voluntarily deferred under the DDSP and the prior plan. Voluntary deferrals of the cash retainer and other fees for 2009 were as follows: $10,000 by Mr. Bernson, $16,650 by Mr. Laethem, and $30,600 by Mr. Stauffer.

(2)	Represents the grant date fair value of the equity retainer computed in accordance with Financial Accounting Standards Board ASC Topic 718 (ASC 718) for each director.

(3)	In accordance with SEC regulation, perquisites that in the aggregate total less than $10,000 are not required to be disclosed.

Compensation Discussion and Analysis

Overview

The Compensation and Pension Committee (the “Committee”) assists the board of directors in discharging its responsibilities relating to executive compensation and in fulfilling its responsibilities relating to Chemical Financial’s compensation and benefit programs and policies. The Committee administers and makes recommendations with respect to Chemical Financial’s compensation plans and reviews and approves the compensation of executive and senior management. The Committee currently consists of ten directors, all of whom are independent under applicable Nasdaq Stock Market® and SEC standards. The Committee receives recommendations from Chemical Financial’s Chief Executive Officer regarding the compensation of executive and senior management (other than the Chief Executive Officer). All executive and senior management of Chemical Financial are eligible to participate in the same executive compensation plans that are available to the Chief Executive Officer, with the exception of the supplemental pension plan.

Compensation Philosophy and Objectives

Chemical Financial’s philosophy is to maximize long-term return to shareholders consistent with its commitments to maintain the safety and soundness of the institution and provide the highest possible level of service at a fair price to the customers and communities that it serves. To do this, the Committee believes Chemical Financial must provide competitive salaries and appropriate incentives to achieve long-term shareholder return. The Corporation’s executive compensation policies are designed to achieve four primary objectives:

•	attract and retain well-qualified executives who will lead the Corporation and inspire superior performance;

•	provide incentives for achievement of corporate goals and individual performance;

•	provide incentives for achievement of long-term shareholder return; and

•	align the interests of management with those of the shareholders to encourage continuing increases in shareholder value.

The Committee’s goal is to effectively balance salaries with potential compensation that is performance-based commensurate with an officer’s individual management responsibilities and potential for future contribution to corporate objectives. The portion of total compensation that is based on corporate performance and long-term shareholder return increases as an executive’s responsibilities increase.

Elements of Compensation

Chemical Financial’s executive compensation program has consisted primarily of the following elements: (i) base salary and benefits; (ii) annual cash bonus incentives; (iii) longer-term equity-based incentives in the form of stock options and restricted stock performance units; and (iv) participation in the Corporation’s retirement plans. Each component of compensation is intended to accomplish one or more of the compensation objectives discussed above.

Base Salary and Benefits.  To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation. The Committee considers each officer’s performance, current compensation and responsibilities within the Corporation. The Committee determines base salaries by periodically collecting information from other bank holding companies within its peer group for comparison. The Committee also considers past individual performance and achievements when establishing base salaries.

Annual Cash Bonus Incentives.  Annual cash bonus incentives are used to reward executive and senior officers for the Corporation’s overall financial performance, taking into consideration individual performance.

Beginning in 2008, the Corporation implemented a formula approach for awarding cash bonuses to named executive officers. For each named executive officer, the Committee set a bonus target as a percentage of salary. For 2009, the bonus targets as a percentage of salary for each of the named executive officers were as follows: Mr. Ramaker — 70%; Ms. Gwizdala — 50%; Mr. Kohn — 50%; Mr. Tomczyk — 40%; and Mr. Johnson — 40%. The Committee may change the bonus targets each year.

After determining the bonus target for each named executive officer, the Committee then weighted the amount of the bonus between achievement of financial performance goals by the Corporation and achievement of individual goals. For 2009, the weighting for each of the named executive officers was as follows: Mr. Ramaker — 80% (financial performance goals), 20% (individual goals); Ms. Gwizdala — 70% (financial performance goals), 30% (individual goals); Mr. Kohn — 70% (financial performance goals), 30% (individual goals); Mr. Tomczyk — 60% (financial performance goals), 40% (individual goals); and

Mr. Johnson — 70% (financial performance goals), 30% (individual goals). The Committee at its own discretion may change the weighting between financial performance goals and individual goals each year.

The Committee further weighted the bonus amount for achievement of financial performance goals by the Corporation among specified goals. For 2009, the specific goals and weighting were as follows: earnings per common share growth (40%), deposit growth (20%), amount of actual expenses compared to budget (20%) and level of credit quality (20%). The Committee at its own discretion may change the specific goals and weightings each year.

For named executive officers other than the Chief Executive Officer, the Chief Executive Officer recommends the individual goals to the Committee. The Committee reviews, modifies, and approves the recommendations of the Chief Executive Officer. The Committee determines the individual goals for the Chief Executive Officer.

The Committee implemented an overall qualifier to the 2009 cash bonus plan. In order for a named executive officer to receive the full amount of the financial performance goals target or individual goals target, the Corporation’s 2009 earnings per common share must equal or exceed the 2009 shareholder cash dividend. In the case that 2009 earnings per common share does not exceed the 2009 shareholder cash dividend, the named executive’s earned bonus is reduced by 50%.

If all of the financial performance goals were met and a named executive officer met all of his or her individual goals, then the named executive officer would have been paid the full amount of his or her bonus target. If some, but not all, of the financial performance goals or individual goals were met and the 2009 earnings per common share equaled or exceeded the 2009 shareholder cash dividend, then the named executive officer’s bonus amount would have been reduced by the weighting given each goal. For example, using 2009 weightings, if the deposit growth goal is not met, then the amount of each named executive officer’s bonus weighted to achievement of financial performance goals would have been reduced by 20%. If none of the financial performance goals were met and a named executive officer did not meet his or her individual goals, then the named executive officer would not have been paid a bonus. The Committee may also reduce each named executive officer’s bonus amount based on other factors it considers relevant.

For 2009, bonuses were not paid to the named executive officers because of limited achievement of financial performance goals and continued economic difficulties in the Corporation’s market areas.

Longer-Term Equity-Based Incentives.  A portion of potential career compensation is also linked to corporate performance through equity-based compensation awards, including stock options and restricted stock performance units. Other forms of equity-based compensation may be awarded by the Committee. Awards under Chemical Financial’s equity-based compensation plan are designed to:

•	more closely align executive officer and shareholder interests;

•	reward officers for building shareholder value;

•	reward officers for the achievement of targeted earnings per share levels; and

•	encourage long-term investment in the Corporation by participating officers.

The Committee believes that stock ownership by management has been demonstrated to be beneficial to shareholders and stock options have been granted by Chemical Financial to officers pursuant to various plans for many years. The Committee administers all aspects of these plans and also has authority to determine the individuals to whom and the terms upon which equity-based compensation awards are granted.

Beginning in 2008, the Corporation implemented a formula approach for awarding equity-based compensation. For each named executive officer, the Committee set a target for equity-based compensation based on a percentage of base salary. For 2009, the targets as a percentage of base salary for each named executive officer were as follows: Mr. Ramaker — 100%; Ms. Gwizdala — 70%; Mr. Kohn — 70%; Mr. Tomczyk — 60%; and Mr. Johnson — 50%. The targets set by the Committee are calculated using the market value of the Corporation’s common stock.

After determining the equity-based compensation target for each named executive officer, the Committee then allocated the total target amount between stock options and restricted stock performance units. For 2009, the allocation for each named executive officer was as follows: Mr. Ramaker — 40% (stock options), 60% (restricted stock performance units); Ms. Gwizdala — 50% (stock options), 50% (restricted stock performance units); Mr. Kohn — 50% (stock options), 50% (restricted stock performance units); Mr. Tomczyk — 60% (stock options), 40% (restricted stock performance units); and Mr. Johnson — 60% (stock options), 40% (restricted stock performance units).

The variable used to determine the amount of stock options and restricted stock performance units awarded is the market price of one share of Chemical Financial common stock on the date of the award. For example, assume the following: (i) the market price of one share of Chemical Financial common stock was $23 on the date that the options and restricted stock performance units were awarded to a named executive officer, (ii) the named executive officer’s base salary was $200,000 annually, (iii) the Committee set a target of 70% of base salary for the named executive officer, and (iv) the named executive officer’s allocation was 50% (stock options) and 50% (restricted stock performance units). The named executive officer would have been awarded approximately 3,000 stock options and 3,000 restricted stock performance units.

In 2009, the Committee granted awards of stock options to purchase 23,122 shares to the named executive officers. The Committee has no policy as to timing of awards of stock options. All stock option awards have been made at the market value of Chemical Financial’s common stock on the date of grant. Stock options are generally granted for a term of 10 years. All stock options permit the exercise price to be paid by delivery of cash, and the Committee has also approved the payment of the exercise price by surrendering shares of common stock. The stock options granted in 2009 vest in one-third increments on each anniversary date of the award over the first three years of the option term. Vesting of stock options may be accelerated upon certain events, including a change in control of the Corporation.

In 2009, the Committee granted 24,814 restricted stock performance units to the named executive officers. The restricted stock performance units vest at December 31, 2011 if any of the predetermined targeted earnings per common share levels are achieved in 2011. The restricted stock performance units vest from 0.5x to 1.5x the number of units originally granted depending on which, if any, of the predetermined targeted earnings per common share levels are met in 2011. Upon vesting, the restricted stock performance units will be converted to shares of the Corporation’s common stock on a one-to-one basis. However, if the minimum earnings per common share performance level is not achieved in 2011, no shares will be issued.

Retirement Plans.  Chemical Financial has a qualified pension plan (“Pension Plan”) that covers certain employees, a 401(k) savings plan that covers all employees and a supplemental retirement plan currently covering only one active employee, the Chief Executive Officer. The Committee believes that Chemical’s retirement plans encourage long-term commitment by the Corporation’s officers and assist Chemical Financial in attracting and retaining talented executives.

The Pension Plan was frozen as of June 30, 2006 for employees with less than 15 years of vested service or whose age plus years of vested service were less than 65 as of that date (non-grandfathered employees). At June 30, 2006, approximately two-thirds of the Corporation’s salaried employees were non-grandfathered employees. As of that date, no additional Pension Plan benefits will be earned by non-grandfathered employees. On July 1, 2006, non-grandfathered employees began receiving four percent of their eligible pay as a contribution to a defined contribution plan. Pension Plan benefits for remaining eligible employees (grandfathered employees) as of June 30, 2006 were not changed and grandfathered employees will continue to accrue benefits based on their salary and years of credited service.

Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 of each year. Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse. Additionally, unreduced Pension Plan benefits are available for retirement at age 60 and above when the retiree’s age plus vested years of service sums at least 85. Pension Plan benefits for non-grandfathered employees will be based on years of credited service as of June 30, 2006 and generally average annual base salary as of January 1 for the five years preceding June 30, 2006.

The Internal Revenue Code limits both the amount of eligible compensation for benefit calculation purposes and the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974 (ERISA), Chemical Financial established a supplemental pension plan, the Chemical Financial Corporation Supplemental Pension Plan (Supplemental Plan) that provides for the payment to certain executive officers of Chemical Financial, as determined by the Committee, of the benefits to which they would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Internal Revenue Code did not apply. Currently, only the Chief Executive Officer is a participant in the Supplemental Plan. Under the Supplemental Plan, participant benefits would be payable in a lump sum upon a change in control if the applicable participant was not eligible to retire at the time of the change in control. The Committee believes the triggering event of a simple change of control is appropriate under these circumstances because new management could terminate the Supplemental Plan and eliminate significant previously accumulated benefits.

Common Stock Ownership Guidelines

In 2008, the Committee implemented stock ownership guidelines that set forth the expected investment in shares of Chemical Financial common stock for, among others, the named executive officers. Expected ownership is expressed as a percentage of the named executive officer’s base salary as determined from time to time. The expected ownership for the named executive officers is as follows: Mr. Ramaker — 300%; Ms. Gwizdala — 100%; Mr. Kohn — 100%; Mr. Tomczyk — 100%; and Mr. Johnson — 100%. Stock ownership is determined in the same manner as beneficial ownership is determined under the rules of the SEC. Other than Mr. Ramaker, each named executive officer is allowed three years from the date the guidelines first became applicable to him or her to achieve the expected stock ownership. Mr. Ramaker is allowed five years from the date the guidelines first became applicable to him to achieve the expected stock ownership.

Impact of Accounting and Tax Treatment on Compensation

All stock options granted by Chemical Financial under plans not associated with acquisitions of other companies during the last decade have been nonstatutory stock options, such that the Corporation receives a tax deduction for income deemed to be received by officers upon exercise of such options.

Section 162(m) of the Internal Revenue Code places a limit on the deductibility for federal income tax purposes of the compensation paid to the named executive officers set forth in the Summary Compensation Table who were employed by Chemical Financial on the last day of its taxable year. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” as determined under Section 162(m) does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goal under which compensation may be paid be disclosed to and approved by Chemical Financial’s shareholders. For purposes of Section 162(m) the material terms include: (a) the employees eligible to receive compensation; (b) a description of the business criteria on which the performance goal is based; and (c) the maximum amount of compensation that can be paid to an employee under the performance goal. The Chemical Financial Corporation Stock Incentive Plan of 2006 satisfies the requirements of Section 162(m) of the Code. Due to the relatively conservative amount of annual compensation, Chemical Financial believes its compensation policies reflect due consideration of Section 162(m).

Executive Compensation

Summary of Executive Compensation

The following table shows information concerning the compensation earned from Chemical Financial or its subsidiaries during the three years ended December 31, 2009, by the Chief Executive Officer, the Chief Financial Officer and each of Chemical Financial’s three most highly compensated executive officers who served in positions other than Chief Executive Officer or Chief Financial Officer at December 31, 2009 (the “named executive officers”). The positions listed in the table are those in which the applicable officer served at December 31, 2009.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary(1)	Bonus	Awards(2)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total

David B. Ramaker	2009	$419,450			$51,351	$—	$203,000	$5,383	$679,184
Chairman, President and	2008	382,217			38,969	30,150	131,000	4,849	587,185
Chief Executive Officer of	2007	322,000			262,917	40,150	63,000	4,983	693,050
the Corporation
Lori A. Gwizdala	2009	$254,650			$27,274	$—	$124,000	$5,383	$411,307
Executive Vice President,	2008	231,750			20,675	24,150	76,000	4,583	357,158
Chief Financial Officer and	2007	207,500			106,252	24,150	26,000	4,465	368,367
Treasurer of the Corporation
Thomas W. Kohn	2009	$247,724			$26,531	$—	$146,000	$5,283	$425,538
Executive Vice President of	2008	206,807			18,450	17,150	86,000	4,619	333,026
Community Banking and	2007	165,250			106,252	22,150	31,000	3,788	328,440
Secretary of the Corporation
James E. Tomczyk	2009	$225,504			$24,839	$—	$12,000	$14,424	$276,767
Executive Vice President and	2008	195,637			17,950	21,150	6,000	12,641	253,378
Senior Credit Officer of	2007	164,750			73,885	20,150	—	10,788	269,573
Chemical Bank
Kenneth W. Johnson	2009	$211,060			$19,374	$—	$9,000	$12,970	$252,404
Executive Vice President and	2008	183,385			14,025	22,150	3,000	11,318	233,878
Director of Bank Operations	2007	154,500			61,574	18,150	—	9,543	243,767
of Chemical Bank

(1)	Includes salary deferred under the Chemical Financial Corporation 401(k) Savings Plan and the Chemical Financial Corporation Nonqualified Deferred Compensation Plan.

(2)	This amount represents the grant date fair value of restricted stock performance units, computed in accordance with Financial Accounting Standards Board ASC Topic 718 (ASC 718) for each named executive officer. The restricted stock performance units were determined to not have a value at the grant date as it was not probable the performance condition would be satisfied. If the highest level of performance conditions with respect to the stock performance units are satisfied, then the value of the restricted stock performance units awarded in 2009 determined as of the grant date would be $322,627 for Mr. Ramaker, $114,247 for Ms. Gwizdala, $111,126 for Mr. Kohn, $69,346 for Mr. Tomczyk, and $54,084 for Mr. Johnson.

(3)	This amount represents the grant date fair value of the stock options, computed in accordance with ASC 718 for each named executive officer. For a discussion of the valuation assumptions, see Note 16 to the Corporation’s 2009 consolidated financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. The per share exercise price of each option award was equal to the market value of Chemical Financial common stock on the date each option was granted.

(4)	This amount is the change in the actuarial present value of the named executive officer’s accumulated benefit under the Corporation’s noncontributory defined benefit pension plan, the Chemical Financial Corporation Employees’ Pension Plan (Pension Plan) and in addition, the Corporation’s supplemental pension plan for Mr. Ramaker. Mr. Ramaker is the only active employee who is a participant in the supplemental pension plan. The discount rate used to present value benefits was 6.15% at December 31, 2009 and 6.5% at December 31, 2008 and December 31, 2007. A negative change in the actuarial present value is included in the table as zero. Negative changes in pension value during 2007 were as follows: Mr. Tomczyk, $2,000 and Mr. Johnson, $4,000. As of June 30, 2006, a partial freeze of the Pension Plan became effective. Employees with less than 15 years of vested service (as defined in the Pension Plan) or whose combined age and years of vested service totaled less than 65 (non-grandfathered employees) as of June 30, 2006, had their Pension Plan benefits frozen as of that date. For all other Pension Plan eligible employees (grandfathered employees), the benefits under the Pension Plan remained the same and these employees will continue to accrue Pension Plan benefits. Messrs. Ramaker and Kohn, and Ms. Gwizdala are grandfathered employees for purposes of future benefit accruals under the Pension Plan. Messrs. Tomczyk and Johnson are non-grandfathered employees.

Approximately two-thirds of the participants in the Pension Plan had their benefits frozen as of June 30, 2006. Non-grandfathered employees began receiving four percent of their eligible pay as a contribution to a defined contribution plan beginning July 1, 2006. Normal retirement benefits of the Pension Plan are based on years of service and the employee’s average annual pay for the five highest consecutive years during the ten years preceding retirement under the Pension Plan. Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 each year. The amount shown under the caption “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay in the Pension Plan. Upon retirement at age 65, a grandfathered employee will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years and any applicable cap under ERISA for employees who are not included in the Supplemental Plan). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. Unreduced retirement benefits are available between the ages of 60 and 65, when the retiree’s age plus vested years of service total at least 85. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse.

(5)	All Other Compensation consists only of employer contributions to the 401(k) Savings Plan and the taxable portion of employer paid premiums for life insurance. In accordance with SEC regulations, perquisites that in the aggregate total less than $10,000 per named executive officer are not required to be disclosed.

Equity-Based Awards and Values

Certain named executive officers were granted equity-based compensation awards during 2009. The following tables provide information concerning stock options and restricted stock performance units granted during 2009, unexercised stock options and unvested restricted stock performance units held at December 31, 2009 and stock options exercised by the named executive officers during 2009:

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Date Fair
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base Price	Value of
		Plan Awards			Plan Awards(1)			Stock or	Underlying	of Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	Awards(2)

David B. Ramaker	4/28/09								7,949	$21.10	$51,351
	4/28/09				5,961	11,923	17,884				—
Lori A. Gwizdala	4/28/09								4,222	21.10	27,274
	4/28/09				2,111	4,222	6,333				—
Thomas W. Kohn	4/28/09								4,107	21.10	26,531
	4/28/09				2,053	4,107	6,160				—
James E. Tomczyk	4/28/09								3,845	21.10	24,839
	4/28/09				1,281	2,563	3,844				—
Kenneth W. Johnson	4/28/09								2,999	21.10	19,374
	4/28/09				999	1,999	2,998				—

(1)	Represents the award of restricted stock performance units under the Stock Incentive Plan of 2006. Some or all of the restricted stock performance units will vest on December 31, 2011, but only if Chemical Financial achieves for 2011 the threshold, target, or maximum level of earnings per common share established by the Compensation and Pension Committee. Any restricted stock performance units that vest will be converted to shares of the Corporation’s common stock on a one-for-one basis. If the minimum or threshold performance level is not met in 2011, then no units will vest and no shares will be issued to the named executive officers.

(2)	Grant date fair values of equity-based compensation awards are computed in accordance with ASC 718. The grant date fair value of restricted stock performance units, computed in accordance with ASC 718, was zero because it was not probable that the performance condition would be satisfied.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards							Stock Awards
											Equity
											Incentive
										Equity	Plan
				Equity						Incentive	Awards:
				Incentive						Plan	Market
				Plan						Awards:	or Payout
				Awards:					Market	Number of	Value of
	Number of	Number of		Number of				Number of	Value of	Unearned	Unearned
	Securities	Securities		Securities				Shares or	Shares or	Shares,	Shares, Units
	Underlying	Underlying		Underlying				Units of	Units of	Units or	or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Option	Stock That	Stock That	Other Rights	Rights That
	Options	Options		Unearned	Grant	Exercise	Expiration	Have Not	Have Not	That Have	Have Not
Name	Exercisable	Unexercisable(1)		Options	Date	Price	Date	Vested	Vested	Not Vested(2)	Vested(3)

David B. Ramaker	2,422				10/15/01	$23.63	10/15/11
	5,512				12/09/02	27.78	12/09/12
	8,400				12/12/03	35.67	12/12/13
	15,750				12/13/04	39.69	12/13/14
	20,000				12/20/05	32.28	12/20/15
	24,076	12,039	(a)		07/20/07	24.78	07/20/17
	2,078	4,157	(b)		02/25/08	24.52	02/25/18			4,676	$110,260
		7,949	(c)		04/28/09	21.10	04/28/19			5,961	140,560

Lori A. Gwizdala	4,725				12/12/03	$35.67	12/12/13
	8,400				12/13/04	39.69	12/13/14
	9,000				12/20/05	32.28	12/20/15
	9,730	4,865	(d)		07/20/07	24.78	07/20/17
	1,102	2,206	(e)		02/25/08	24.52	02/25/18			1,654	$39,001
		4,222	(f)		04/28/09	21.10	04/28/19			2,111	49,777

Thomas W. Kohn	2,756				12/09/02	$27.78	12/09/12
	2,887				12/12/03	35.67	12/12/13
	5,250				12/13/04	39.69	12/13/14
	6,500				12/20/05	32.28	12/20/15
	9,730	4,865	(g)		07/20/07	24.78	07/20/17
	984	1,968	(h)		02/25/08	24.52	02/25/18			1,476	$34,804
		4,107	(i)		04/28/09	21.10	04/28/19			2,053	48,410

James E. Tomczyk	1,389				10/15/01	$23.63	10/15/11
	2,756				12/09/02	27.78	12/09/12
	2,887				12/12/03	35.67	12/12/13
	5,250				12/13/04	39.69	12/13/14
	6,500				12/20/05	32.28	12/20/15
	6,766	3,383	(j)		07/20/07	24.78	07/20/17
	957	1,915	(k)		02/25/08	24.52	02/25/18			957	$22,566
		3,845	(l)		04/28/09	21.10	04/28/19			1,281	30,206

Kenneth W. Johnson	1,157				10/15/01	$23.63	10/15/11
	1,653				12/09/02	27.78	12/09/12
	1,837				12/12/03	35.67	12/12/13
	3,150				12/13/04	39.69	12/13/14
	3,500				12/20/05	32.28	12/20/15
	5,638	2,820	(m)		07/20/07	24.78	07/20/17
	748	1,496	(n)		02/25/08	24.52	02/25/18			748	$17,638
		2,999	(o)		04/28/09	21.10	04/28/19			999	23,556

(1)	The vesting dates for options reported in this column are as follows:

(a) 12,039 on 7/20/10

(b) 2,078 on 2/25/10 and 2,079 on 2/25/11

(c) 2,649 on 4/28/10; 2,650 on 4/28/11 and 2,650 on 4/28/12

(d) 4,865 on 7/20/10

(e) 1,103 on 2/25/10 and 1,103 on 2/25/11

(f) 1,407 on 4/28/10; 1,407 on 4/28/11 and 1,408 on 4/28/12

(g) 4,865 on 7/20/10

(h) 984 on 2/25/10 and 984 on 2/25/11

(i) 1,369 on 4/28/10; 1,369 on 4/28/11 and 1,369 on 4/28/12

(j) 3,383 on 7/20/10

(k) 957 on 2/25/10 and 958 on 2/25/11

(l) 1,281 on 4/28/10; 1,282 on 4/28/11 and 1,282 on 4/28/12

(m) 2,820 on 7/20/10

(n) 748 on 2/25/10 and 748 on 2/25/11

(o) 999 on 4/28/10; 1,000 on 4/28/11 and 1,000 on 4/28/12

(2)	The number of unearned shares represents the minimum or “threshold” issuable under the Stock Incentive Plan of 2006. The number of shares issued is conditioned on the Corporation achieving a minimum or threshold earnings per common share level in 2010 for the awards granted in 2008 and in 2011 for the awards granted in 2009 and, therefore, no shares will be issued if the minimum or threshold performance level is not met in 2010 or in 2011.

(3)	The market value of unearned shares was computed by multiplying the number of unearned shares in the column to the left in this table by the closing price of Chemical Financial’s common stock on The Nasdaq Stock Market® at December 31, 2009 of $23.58 per share.

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
Name	on Exercise(1)	Exercise	on Vesting	Vesting

David B. Ramaker	—	$—
Lori A. Gwizdala	—	—
Thomas W. Kohn	—	—
James E. Tomczyk	1,555	1,334
Kenneth W. Johnson	—	—

(1)	The number of shares shown is the gross number of shares covered by options exercised. Officers may deliver other shares owned in payment of the option price and shares may be withheld for tax withholding purposes, resulting in a smaller net increase in their share holdings.

Pension Benefits in 2009

The following table provides information concerning pension benefits for the named executive officers.

PENSION BENEFITS

		Number	Present Value	Payments
		of Years of	of Accumulated	During Last
Name	Plan Name	Credited Service	Benefit	Fiscal Year

David B. Ramaker	Employees’ Pension Plan	20.2	$597,000	$—
	Supplemental Pension Plan	20.2	319,000	—
Lori A. Gwizdala	Employees’ Pension Plan	25.0	617,000	—
Thomas W. Kohn	Employees’ Pension Plan	23.2	621,000	—
James E. Tomczyk	Employees’ Pension Plan	7.4	116,000	—
Kenneth W. Johnson	Employees’ Pension Plan	11.5	64,000	—

Chemical Financial’s noncontributory defined benefit pension plan, the Chemical Financial Corporation Employees’ Pension Plan (Pension Plan), is considered a tax-qualified retirement plan. Chemical Financial has the authority to change or terminate the Pension Plan at any time. The Internal Revenue Code limits both the amount of eligible compensation for benefit calculation purposes and the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974 (ERISA), Chemical Financial established a supplemental pension plan, the Chemical Financial Corporation Supplemental Pension Plan (Supplemental Plan) that provides for the payment to certain executive officers of Chemical Financial, as determined by the Compensation and Pension Committee, of the benefits to which they would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Internal Revenue Code did not apply. As of December 31, 2009, Mr. Ramaker was the only active employee eligible for benefits under the Supplemental Plan.

The Pension Plan was frozen as of June 30, 2006 for employees with less than 15 years of service or whose age plus years of service were less than 65 as of that date (non-grandfathered employees). At June 30, 2006, approximately two-thirds of the Corporation’s salaried employees were non-grandfathered employees. As of that date, no additional Pension Plan benefits will be earned by non-grandfathered employees. On July 1, 2006, non-grandfathered employees began receiving four percent of their eligible pay as a contribution to a defined contribution plan. Pension Plan benefits for remaining eligible employees (grandfathered employees) as of June 30, 2006 were not changed and grandfathered employees will continue to accrue benefits based on their salary and years of credited service.

Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 of each year. The amount shown under the caption “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay under the Pension Plan (subject to any applicable cap under ERISA for employees who are not included in the Supplemental Plan). Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse. Additionally, unreduced Pension Plan benefits are available for retirement at age 60 and above when the retiree’s age plus vested years of service sums at least 85. Pension Plan benefits for non-grandfathered employees will be based on years of credited service as of June 30, 2006 and generally average annual base salary as of January 1 for the five years preceding June 30, 2006. Messrs. Tomczyk’s and Johnson’s pension benefits were frozen as of June 30, 2006.

The present value of accumulated benefits under the Pension Plan shown in the Pension Benefits table are based on the assumption that an employee retires at the earliest unreduced retirement age defined under the Pension Plan; which is the earlier of normal retirement age or age 60 or older with 85 points (age plus vesting service). The assumed retirement age is normal retirement (age 65) for Mr. Tomczyk and age 60 for all other named executive officers. The present value of accumulated benefits is also based on the assumption that the employee will elect a benefit for his or her life with 120 monthly payments guaranteed. If the employee were to elect a benefit payable to a surviving spouse of 50% or more of the employee’s retirement benefit or for the employee’s life only, the retirement benefit for the employee would be adjusted. The benefits listed in the Pension Benefits table are not subject to a deduction for social security or any other offset amount.

The present value of accumulated Pension Plan and Supplemental Plan benefits were computed using a 6.15% discount rate at December 31, 2009 and 6.50% at December 31, 2008 and the RP2000 Combined Health Mortality Table at December 31, 2009 and December 31, 2008. Lump sum retirement benefits are not available in the Pension Plan, unless an employee is involuntarily terminated or the option was available in a predecessor plan. A portion of Messrs. Tomczyk’s and Johnson’s Pension Plan benefits are available to be paid in a lump-sum at their election, due to this benefit payment option having been available in a predecessor plan. In addition, Mr. Ramaker’s benefits under the Supplemental Plan upon a Change in Control would be paid in a lump sum, if at the time of the Change in Control he was not eligible to retire. For purposes of the Supplemental Plan, a Change in Control is a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934, as amended. At December 31, 2009, Mr. Ramaker’s pro forma lump sum distribution payable in the event of a Change in Control was calculated at $238,317 using interest and mortality assumptions set forth under Internal Revenue Code Section 417(e) (3) as modified by the Pension Protection Act of 2006. The look back month for determining the interest assumption was August of the year preceding the calculation date.

Deferred Compensation

In September 2006, the board of directors approved the Chemical Financial Corporation Deferred Compensation Plan (DC Plan), a voluntary nonqualified supplemental retirement program for a select group of management personnel. The DC Plan is unfunded for tax purposes and for purposes of ERISA. The named executive officers in this proxy statement are eligible to participate in the DC Plan. There are no employer contributions to the DC Plan. Participants may elect to defer up to 75% of their salary, excluding bonus, to the DC Plan. The election to defer compensation under the DC Plan is irrevocable for each plan year as of the beginning of each plan year. Participant contributions are made into a grantor trust for the purpose of providing for payment of the deferred compensation under this plan. The investment of employee contributions are self-directed by participants within an established array of money market, equity and fixed income mutual funds. The aggregate earnings on these investments, by each named executive officer who is a participant in the DC Plan, is included in the table below, and are attributable to the specific investments selected by each participant. Participants may change the designation of their investments at such times as mutually agreed by the parties. As of December 31, 2009, participants could change their investment designation on a daily basis. Participants elect in advance of the deferral of their compensation when the funds will be distributable. The aggregate balances of the participants are distributable, as designated by each participant, during January of the calendar year following the calendar year in which the following occur: the participant’s termination of employment; a change in control; the participant’s death or disability; an unforeseeable emergency or at a specified time, as determined by the participant. The DC Plan provides for distributions to be made in a lump sum amount, five-year installments or ten-year installments.

2009 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY(1)	Last FY	Last FYS(2)	Distributions	Last FYE(3)

David B. Ramaker	$13,000		$39	$—	$42,844
Lori A. Gwizdala	—		2,866	—	11,486
Thomas W. Kohn	—		—	—	—
James E. Tomczyk	—		—	—	—
Kenneth W. Johnson	—		—	—	—

(1)	Amounts included in this column are included in the Salary column in the Summary Compensation Table.

(2)	Amounts included in this column are not included in the Summary Compensation Table.

(3)	The aggregate balance at last fiscal year-end shown in this column includes contributions in prior years which were reported as “Salary” on the Summary Compensation Table for the applicable year. Contributions in prior years that have previously been reported are as follows: $29,000 for Mr. Ramaker and $11,000 for Ms. Gwizdala.

The Compensation and Pension Committee has considered the potential risks arising from the Corporation’s compensation policies and practices for all employees and does not believe the risks from those compensation policies and practices are reasonably likely to have a material adverse effect on the Corporation.

Compensation Committee Interlocks and Insider Participation

During 2009, the Compensation and Pension Committee was composed of Mr. Anderson, Chairman, Ms. Bowman and Messrs. Bernson, Currie, Huff, Moore, Oliver, Stavropoulos and Wheatlake. Mr. Oliver was formerly President and Chief Executive Officer of the Corporation from January 1997 through December 31, 2001.

Compensation Committee Report

In fulfilling its oversight responsibilities, the Compensation and Pension Committee reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) issued by the Securities and Exchange Commission (SEC) with the Chief Executive Officer of the Corporation. In reliance on these reviews and discussions, the Compensation and Pension Committee recommended to the board of directors (and the board approved) that the Compensation Discussion and Analysis be included in this proxy statement for the Corporation’s 2010 Annual Meeting of Shareholders to be filed with the SEC.

Respectfully Submitted,

Gary E. Anderson, Chairman
J. Daniel Bernson
Nancy Bowman
James A. Currie
Thomas T. Huff
Terence F. Moore
Aloysius J. Oliver
William S. Stavropoulos
Franklin C. Wheatlake

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes on behalf of the board of directors. The Audit Committee operates pursuant to a written charter. Management has the primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements that are included in the 2009 annual report to shareholders with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the consolidated financial statements of Chemical Financial in conformity with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Sec. 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence with respect to Chemical Financial, and has received and discussed with the independent registered public accounting firm the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and as required under the Sarbanes-Oxley Act of 2002, including considering the permissibility of nonaudit services with the registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Chemical Financial’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Chemical Financial’s internal control over financial reporting.

The Audit Committee discussed with Chemical Financial’s internal audit staff and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal audit staff and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, including internal control over financial reporting, and the overall quality of the financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of Chemical Financial’s internal control over financial reporting be included in Chemical Financial’s Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission.

Respectfully Submitted,

Terence F. Moore, Chairman
Gary E. Anderson
J. Daniel Bernson
Nancy Bowman
Thomas T. Huff
Geoffery E. Merszei
Aloysius J. Oliver
William S. Stavropoulos
Franklin C. Wheatlake

Related Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of Chemical Financial and persons who beneficially own more than 10% of the outstanding shares of Chemical Financial’s common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the Securities and Exchange Commission. Securities and Exchange Commission regulations require such persons to furnish Chemical Financial with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all applicable Section 16(a) reporting and filing requirements were satisfied by such persons from January 1, 2009 through December 31, 2009.

Transactions with Related Persons

Directors, officers, principal shareholders and their associates and family members were customers of, and had transactions (including loans and loan commitments) with, Chemical Financial’s bank subsidiary, Chemical Bank, in the ordinary course of business during 2009. All such loans and commitments were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect are in default as of the date of this proxy statement.

Dividend Reinvestment Program Shares (Chemical Invest Direct)

If a shareholder is enrolled in Chemical Financial’s Dividend Reinvestment Program (Chemical Invest Direct), the enclosed proxy card covers: (1) all shares of Chemical Financial’s common stock owned directly by the shareholder at the record date, and (2) all shares of Chemical Financial’s common stock held for the shareholder in Chemical Invest Direct at that time. Computershare Investor Services, LLC, as the shareholder’s agent under the program, will vote any common stock held by it under the program in accordance with the shareholder’s written direction as indicated on the proxy card. All such shares will be voted the way the shareholder directs. If no specific instruction is given on a returned proxy card, Computershare Investor Services, LLC will vote as recommended by the board of directors.

Independent Registered Public Accounting Firm

KPMG LLP served as the independent registered public accounting firm for Chemical Financial for the years ended December 31, 2009 and December 31, 2008. The Audit Committee has reappointed KPMG LLP for 2010. In accordance with prior practice, representatives of KPMG LLP are expected to be present at the annual meeting of shareholders on April 19, 2010, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

A summary of the fees paid and payable to KPMG LLP for each of the two calendar years ended December 31, 2009 follows.

	2009	2008

Audit Fees(1)	$765,000	$785,000
Audit-Related Fees(2)	13,000	10,000
Tax Fees	—	—
All Other Fees(3)	25,000	—

Total	$803,000	$795,000

(1)	Audit of consolidated financial statements, procedures related to the Federal Deposit Insurance Corporation Improvement Act and quarterly review procedures for Forms 10-Q.

(2)	Services related to accounting matters not arising as part of the audit.

(3)	Acquisition related fees primarily relating to tax matters.

All services provided by the independent registered public accounting firm in 2009 were either within general pre-approved limits or specifically approved by the Audit Committee.

Shareholder Proposals

If you would like a proposal to be presented at the annual meeting of shareholders in 2011 and if you would like your proposal to be considered for inclusion in Chemical Financial’s proxy statement and form of proxy relating to that meeting, you must submit the proposal to Chemical Financial in accordance with Securities and Exchange Commission Rule 14a-8. Chemical Financial must receive your proposal by November 5, 2010 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2011 annual meeting of shareholders must similarly be received by Chemical Financial by November 5, 2010.

Important Notice Regarding Delivery of Shareholder Documents

As permitted by Securities and Exchange Commission rules, only one copy of this 2010 Proxy Statement and the 2009 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address unless Chemical Financial has received contrary instructions from one or more of the shareholders who share the same address. We will deliver on a one-time basis, promptly upon written or verbal request from a shareholder at a shared address, a separate copy of our 2010 Proxy Statement and the 2009 Annual Report to Shareholders. Requests should be made to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. We will begin sending separate copies of such documents within thirty days of receipt of such instructions.

Important Notice of Internet Availability of Proxy Materials

Chemical Financial’s combined 2009 Annual Report to Shareholders and Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, and the 2010 Notice of the Annual Meeting and Proxy Statement are available on the following website, www.edocumentview.com/chfc or through the United States Securities and Exchange Commission’s website at www.sec.gov. This information may be obtained without charge upon written request to Chemical Financial Corporation. Please direct your requests to Chemical Financial Corporation, 333 E. Main Street, Midland, Michigan 48640, Attn: Lori A. Gwizdala, Chief Financial Officer. Copies of exhibits may also be requested at the cost of 30 cents per page from the Corporation.

By Order of the Board of Directors

David B. Ramaker
Chairman, Chief Executive Officer and President

000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 19, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/CHFC • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, Please do not vote by more than one method. The last vote US territories & Canada any time on a touch tone telephone. received will be your official vote. Do not return this proxy if There is NO CHARGE to you for the call. you are voting by the Internet or by telephone. • Follow the instructions provided by the recorded message. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Gary E. Anderson 06 — Michael T. Laethem 10 — David B. Ramaker 02 — J. Daniel Bernson 07 - Geoffery E. Merszei 11 — Larry D. Stauffer 03 — Nancy Bowman 08 — Terence F. Moore 12 — William S. Stavropoulos 04 — James A. Currie 09 — Aloysius J. Oliver 13 — Franklin C. Wheatlake 05 — Thomas T. Huff For Against Abstain 2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2010. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 0 2 4 6 0 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 01592B

. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Chemical Financial Corporation This Proxy is Being Solicited on Behalf of the Board of Directors of the Corporation for the Annual Meeting of Shareholders — April 19, 2010 The undersigned hereby appoints Gary E. Anderson, David B. Ramaker and Aloysius J. Oliver, jointly and severally, proxies, with full power of substitution, to vote all the shares of capital stock of CHEMICAL FINANCIAL CORPORATION that the undersigned may be entitled to vote, including dividend reinvestment plan shares, if any, held of record by the undersigned on February 19, 2010, at the annual meeting of shareholders of Chemical Financial Corporation to be held at the Midland Center for the Arts, 1801 W. St. Andrews, Midland, MI, on Monday, April 19, 2010, and at any adjournment thereof, such proxies being directed to vote as specified on the reverse side of this card or, if no specification is made, FOR the election of all nominees listed for directors, FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2010, and in accordance with their discretion on any other matters that may come before the meeting, including any vote to adjourn the meeting. If this proxy is properly executed and returned, your shares will be voted as specified. Where a choice is not specified, the proxies will vote the shares represented by this proxy FOR approval of the election of all nominees listed for directors, FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2010, and in accordance with their discretion on any other matters that may come before the meeting, including any vote to adjourn the meeting. (Continued and to be signed on the reverse side.) PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.